SUB-ITEM 77Q1:  Exhibits

AMENDMENT #10
TO THE BY-LAWS
OF
FEDERATED INTERNATIONAL SERIES, INC.
Effective June 1, 2013
      Insert the following into ARTICLE VI,
AGREEMENTS, CHECKS, DRAFTS,
ENDORSEMENTS, ETC. and renumber the
remaining sections accordingly:
	Section 2.  DELEGATION OF
AUTHORITY RELATING TO DIVIDENDS.
The Directors may delegate to any Officer or Agent of the Corporation the ability to authorize the payment of non-stock dividends and may delegate to an Officer or Agent in accordance with that general authorization the power to fix the amount and other terms of the dividend provided that the Directors established a method or procedure for determining the maximum amount of the distribution.

	The title of ARTICLE VI is deleted and
replaced as follows:  "AGREEMENTS, CERTAIN
DELEGATION, CHECKS, DRAFTS,
ENDORSEMENTS, ETC."